Exhibit 99.3

SIRENZA UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Premier Devices, Inc. (“PDI”) by Sirenza Microdevices, Inc. (“Sirenza”) accounted for as a business combination, using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Independent valuation specialists conducted an independent valuation of a significant portion of these assets, which has been considered in preparing the following unaudited pro forma condensed combined financial information. Estimates of the fair values of the acquired assets and liabilities of PDI have been combined with the recorded values of the assets and liabilities of Sirenza in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of March 31, 2006 gives effect to the acquisition of PDI by Sirenza as if the acquisition occurred on March 31, 2006. The Sirenza consolidated balance sheet information included in the unaudited pro forma condensed combined balance sheet as of March 31, 2006 was derived from Sirenza’s unaudited March 31, 2006 consolidated balance sheet. The PDI balance sheet information included in the unaudited pro forma condensed combined balance sheet as of March 31, 2006 was derived from PDI’s unaudited March 31, 2006 consolidated balance sheet.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2005 gives pro forma effect to the acquisition of PDI by Sirenza as if the transaction was consummated on January 1, 2005. The information included in the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2005 includes the condensed consolidated statement of operations of Sirenza for the year ended December 31, 2005 and the condensed consolidated statement of income of PDI for the year ended December 31, 2005, which were derived from their respective audited statement of operations or statement of income for that year.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2006 gives pro forma effect to the acquisition of PDI by Sirenza as if the transaction was consummated on January 1, 2005. The information included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2006 includes the condensed consolidated statement of operations of Sirenza for the three months ended March 31, 2006 and the condensed consolidated statement of operations of PDI for the three months ended March 31, 2006, which were derived from their respective unaudited statements of operations for such period.

The unaudited pro forma condensed combined financial information has been prepared by Sirenza’s management for illustrative purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Sirenza and PDI been a combined company during the specified periods. Additionally, the unaudited pro forma results do not give effect to any potential synergies that could result from the combination of Sirenza and PDI. The pro forma adjustments are based on the information available at the date of this Form 8-K/A. The unaudited pro forma condensed combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Sirenza included in its Form 10-K filed on March 15, 2006 and most recent Form 10-Q filed on May 10, 2006 with the SEC and the historical consolidated financial statements of PDI included elsewhere in this Form 8-K/A.

SIRENZA MICRODEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2006

(In thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Sirenza	PDI
Assets
Current assets:
Cash and cash equivalents	$18,059	$2,089	$(14,000	)(1)	$6,148
Short-term investments	6,846	—	—		6,846
Accounts receivable, net	11,749	5,873	—		17,622
Inventories	8,849	9,599	2,301	(2)	20,749
Deferred tax assets, net	—	24	—	(3)	24
Other current assets	1,161	764	—		1,925

Total current assets	46,664	18,349	(11,699)		53,314
Property and equipment, net	5,935	5,009	2,006	(4)	12,950
Investment in GCS, net	3,065	—	—		3,065
Other non-current assets	2,090	50	(1,171	)(5)	969
Net deferred tax assets, non-current	—	122	—	(3)	122
Acquisition-related intangibles, net	4,634	—	36,300	(6)	40,934
Goodwill	6,413	—	23,421	(7)	29,834

Total assets	$68,801	$23,530	$48,857		$141,188

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,055	$4,772	$—		$9,827
Income taxes payable	—	2,150	—		2,150
Accrued compensation and other expenses	5,587	1,884	—		7,471
Deferred margin on distributor inventory	1,157	—	—		1,157
Accrued acquisition costs	550	—	929	(8)	1,479
Notes payable	—	343	6,000	(9)	6,343
Capital lease obligations, current portion	—	271	—		271

Total current liabilities	12,349	9,420	6,929		28,698
Capital lease obligations, non-current portion	—	508	—		508
Accrued pension	—	1,731	799	(10)	2,530
Other long-term liabilities	319	—	—		319

Total liabilities	12,668	11,659	7,728		32,055
Stockholders’ equity
Common stock	38	1,561	(1,561	)(11)	—
			7	(12)	45
Preferred stock	—	—	—		—
Additional paid-in capital	142,450	—	52,993	(12)	195,443
Treasury stock, at cost	(165)	—	—		(165)
Accumulated other comprehensive income (loss)	(47)	205	(205	)(11)	(47)
Retained earnings (accumulated deficit)	(86,143)	10,105	(10,105	)(11)	(86,143)

Total stockholders’ equity	56,133	11,871	41,129		109,133

Total liabilities and stockholders’ equity	$68,801	$23,530	$48,857		$141,188

SIRENZA MICRODEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005

(In thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Sirenza	PDI
Net revenues	$64,178	$45,160	$—		$109,338
Cost of revenues	35,522	30,896	3,281	(13)	69,699

Gross profit	28,656	14,264	(3,281)		39,639
Operating expenses:
Research and development	10,104	1,727	133	(13)	11,964
Sales and marketing	7,372	2,791	(442	)(13)	9,721
General and administrative	8,096	3,510	59	(13)	11,665
Amortization of acquisition-related intangible assets	1,838	—	4,215	(14)	6,053
Restructuring	56	—	—		56

Total operating expenses	27,466	8,028	3,965		39,459

Income from operations	1,190	6,236	(7,246)		180
Interest expense	4	161	300	(15)	465
Interest and other income (expense), net	200	129	—		329

Income before taxes	1,386	6,204	(7,546)		44
Provision for (benefit from) income taxes	(6)	1,686	(526	)(16)	1,154

Net income (loss)	$1,392	$4,518	$(7,020)		$(1,110)

Net income (loss) per share
Basic	$0.04				$(0.03)

Diluted	$0.04				$(0.03)

Shares used to compute net income (loss) per share
Basic	35,828		7,000	(12)	42,828
Diluted	37,803		7,000	(12)	42,828	(12)

SIRENZA MICRODEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2006

(In thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Sirenza	PDI
Net revenues	$20,892	$8,675	$—		$29,567
Cost of revenues	10,813	6,766	2,576	(13)	20,155

Gross profit	10,079	1,909	(2,576)		9,412
Operating expenses:
Research and development	2,876	448	33	(13)	3,357
Sales and marketing	2,226	632	(141	)(13)	2,717
General and administrative	3,092	1,533	15	(13)	4,640
Amortization of acquisition-related intangible assets	449	—	1,054	(14)	1,503

Total operating expenses	8,643	2,613	961		12,217

Income (loss) from operations	1,436	(704)	(3,537)		(2,805)
Interest expense	—	36	75	(15)	111
Interest and other income (expense), net	194	272	—		466

Income (loss) before taxes	1,630	(468)	(3,612)		(2,450)

Provision for income taxes	47	587	—	(16)	634

Net income (loss)	$1,583	$(1,055)	$(3,612)		$(3,084)

Net income (loss) per share
Basic	$0.04				$(0.07)

Diluted	$0.04				$(0.07)

Shares used to compute net income (loss) per share
Basic	36,917		7,000	(12)	43,917
Diluted	38,880		7,000	(12)	43,917	(12)

SIRENZA MICRODEVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1: PDI Acquisition

On April 3, 2006, Sirenza Microdevices, Inc. (the “Company” or “Sirenza”) acquired Premier Devices, Inc. (“PDI”) in exchange for 7.0 million shares of Sirenza common stock, valued as described below at approximately $53.0 million, $14.0 million in cash and $6.0 million in promissory notes bearing 5% simple interest per annum paid monthly and maturing one year from the date of issuance and incurred approximately $2.1 million in estimated direct transaction costs for a preliminary purchase price of $75.1 million. The fair value of the Company’s common stock issued in connection with the PDI acquisition was derived using an average market price per share of Sirenza common stock of $7.58, which was based on the average of the closing prices for a range of five trading days (February 2, 2006, February 3, 2006, February 6, 2006, February 7, 2006 and February 8, 2006) around the announcement date (February 6, 2006) of the acquisition. Prior to the acquisition, PDI was a designer, manufacturer and marketer of RF components headquartered in San Jose, California with manufacturing operations in Shanghai, China and Nuermberg, Germany. This acquisition expanded both the depth and breadth of Sirenza’s products by adding PDI’s CATV amplifier, module and optical receiver offerings as well as its line of passive RF components such as mixers, splitters, transformers, couplers, isolators, circulators and amplifiers. The acquisition brought Sirenza significant design and manufacturing capabilities in Asia and Europe, including PDI’s passive component manufacturing and engineered technical solutions expertise in sourcing, integration, and board-level and subsystem assembly. Sirenza believes that these new product offerings and capabilities advance its strategic objective of diversifying and expanding its end markets and applications. The acquisition will be reflected in Sirenza’s consolidated financial results beginning in the second quarter of 2006 and will be reported as a separate business segment.

Sirenza, Mr. and Mrs. Liao (the sole shareholders of PDI) and U.S. Bank National Association (the “Escrow Agent”) entered into an Escrow Agreement dated as of February 4, 2006 (the “Escrow Agreement”) which became effective upon the closing of the merger. Pursuant to the Escrow Agreement, upon the closing of the merger, 3.5 million of the 7.0 million shares of Sirenza common stock to be issued to the Liaos as consideration in the merger were placed in a 2-year escrow as security for their indemnification obligations pursuant to the merger agreement. The Liaos retain voting rights with respect to their stock held in escrow. The Liaos may release the shares from escrow earlier by depositing in the escrow in lieu of the shares $7.215 million in cash less the amount of any indemnity payments made from the escrow through that date. The Liaos may also arrange for sales of the escrowed shares with the proceeds of such sales being deposited in the escrow until the amount specified in the immediately preceding sentence has been deposited, at which time any remaining shares will be released. Any indemnification claims made by Sirenza against the escrow may be paid in cash or in escrowed shares, with such shares being valued at the closing price of Sirenza’s common stock as reported on the Nasdaq National Market on the date such claim is finally resolved.

The aggregate purchase price is estimated to be $75.1 million as follows (in thousands):

Estimated cash consideration including promissory notes	$20,000
Estimated Sirenza common stock issued to PDI, net of estimated issuance costs	53,000
Estimated acquisition related costs	2,100

Estimated aggregate purchase price	$75,100

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Preliminary estimates based on Sirenza’s best estimates of the fair values of the assets and liabilities of PDI have been combined with the recorded values of the assets and liabilities of Sirenza in the unaudited pro forma condensed combined financial information.

The allocation of the purchase price and these unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. Therefore, actual amounts recorded upon the finalization of estimates of fair values, including acquisition-related intangible assets, may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements.

Due to a series of transactions that occurred prior to the date that Sirenza acquired the stock of PDI, PDI may have realized certain contingent income tax liabilities that were not recorded in its financial statements. Sirenza is in the process of evaluating the likelihood that these liabilities would be assessed as well as the amount of such liabilities. Sirenza’s preliminary estimate of any contingent tax liabilities is between zero and $17.0 million. Any adjustments to record a liability or cash payout related to the aforementioned tax contingencies will be recorded as additional goodwill and are not expected to affect Sirenza’s reported operating results. Sirenza cannot assure you that the portion of the PDI purchase price held in escrow to secure indemnification obligations of the former PDI shareholders will be sufficient to offset any amounts that Sirenza may be obligated to pay related to such tax contingencies, or that such indemnification obligations will not expire prior to the time that Sirenza becomes obligated to pay such amounts, if any.

Sirenza does not anticipate direct transaction costs to be materially different than the current estimate of $2.1 million.

The allocation of the preliminary purchase price is summarized below (in thousands):

Cash	$2,089
Accounts Receivable	5,873
Inventory	11,900
Prepaid and other current assets	764
Deferred tax assets, current	24
Property, plant and equipment	7,015
Other non-current assets	50
Deferred tax assets, non-current	122
Amortizable intangible assets:
Developed product technology	10,800
Customer relationships	25,500
Goodwill	23,421
Accounts payable	(4,772)
Income taxes payable	(2,150)
Accrued liabilities and other	(1,884)
Notes payable	(343)
Capital lease obligations, current	(271)
Accrued pension	(2,530)
Capital lease obligations, non-current	(508)

$75,100

Developed product technology consists of CATV, passive RF components and engineered technical solution products and capabilities for use in the communications market that are technologically feasible. The developed product technology expanded the depth and breadth of Sirenza’s products and increased Sirenza’s design and manufacturing capabilities in Asia and Europe. Sirenza expects to amortize the fair value of developed product technology on a straight-line basis over a period of 6.75 years, or 81 months, which represents the estimated useful life of the developed product technology.

Customer relationships represent PDI’s relationships with its CATV, passive RF component and engineered technical solution customers. Sirenza is amortizing the fair value of customer relationships on a straight-line basis over a period of 9.75 years, or 117 months, which represents the estimated useful life of the customer relationships.

Of the total estimated purchase price, approximately $23.4 million was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. The goodwill resulting from this acquisition is not deductible for tax purposes.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that Sirenza management determines that the goodwill has become impaired, Sirenza will incur an accounting charge for the amount of impairment during the period in which the determination is made.

Note 2: Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price for the PDI acquisition, to adjust amounts related to PDI’s tangible and intangible net assets to the preliminary estimate of their fair value, to reflect the amortization expense related to the estimated amortizable intangible assets, and to reflect the income tax effect related to the pro forma adjustments.

There were no inter-company balances or transactions between Sirenza and PDI for the periods presented.

The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Sirenza and PDI filed consolidated income tax returns during the periods presented.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(1)	Adjustment to reflect cash consideration of approximately $14.0 million paid by Sirenza to the shareholders of PDI.

(2)	To adjust the historical amount of PDI’s inventory to its estimated fair value. The fair value of inventories was based on the estimated selling prices of the inventories less the sum of costs to complete (if any), costs of disposal and a reasonable profit allowance for activities remaining to be completed until the inventories are sold.

(3)	To record tax adjustments related to the transaction. The impact of net deferred tax liabilities resulting from the step-up of assets and liabilities have been offset by a decrease in valuation allowance.

(4)	To adjust the historical amount of PDI net property and equipment to its estimated fair value.

(5)	To reclassify direct transaction costs of approximately $1.2 million associated with the acquisition of PDI by Sirenza paid prior to or accrued on Sirenza’s balance sheet as of March 31, 2006. Sirenza estimates total direct transaction costs will approximate $2.1 million.

(6)	Adjustment to reflect the preliminary estimate of the fair value of PDI intangible assets acquired of approximately $36.3 million. Those assets consist of $10.8 million of developed product technology and $25.5 million of customer relationships.

(7)	Adjustment to reflect the preliminary estimate of PDI goodwill of approximately $23.4 million.

(8)	Adjustment to accrue direct transaction costs of $929,000 associated with the acquisition of PDI by Sirenza. Sirenza estimates total direct transaction costs will approximate $2.1 million.

(9)	Adjustment to reflect the issuance of $6.0 million in promissory notes by Sirenza to the shareholders of PDI. The promissory notes bear 5% simple interest per annum, which is paid monthly, and mature in one year from the date of issue.

(10)	To adjust the historical amount of PDI accrued pension liability to its estimated fair value. PDI has a non-U.S. defined-benefit pension plan that is unfunded with an estimated projected benefit obligation of $2.5 million as of March 31, 2006. The assumptions used in calculating the projected benefit obligation as of March 31, 2006 consisted of a discount rate of 4.50%, a rate of compensation increase of 2.50% and a pension increase rate of 1.75%.

(11)	Adjustment to eliminate PDI’s historical shareholders’ equity.

(12)	Adjustment to reflect the issuance of 7.0 million shares of Sirenza common stock to the shareholders of PDI valued at approximately $53.0 million. The allocation between common stock and additional paid-in capital has been made based upon the par value of Sirenza’s common stock, $0.001.

The pro forma basic and diluted loss per share for the year ended December 31, 2005 and the three months ended March 31, 2006 is based on the historical basic number of shares of Sirenza common stock outstanding adjusted for the impact of 7.0 million shares issued in connection with the acquisition of PDI, assuming the transaction closed on January 1, 2005. The historical diluted number of shares of Sirenza common stock outstanding was not used in the calculation of pro forma diluted loss per share for the year ended December 31, 2005 and the three months ended March 31, 2006, as the effect would have been antidilutive.

(13)	Adjustments consist of the following amounts:

(in thousands)	Year Ended December 31, 2005	Three Months Ended March 31, 2006

Cost of sales:
Pro forma adjustment (17)	$455	$144
Pro forma adjustment (18)	2,301	2,301
Pro forma adjustment (19)	525	131

Total cost of sales	$3,281	$2,576
Research and development:
Pro forma adjustment (19)	$133	$33

Total research and development	$133	$33
Sales and marketing:
Pro forma adjustment (17)	$(455)	$(144)
Pro forma adjustment (19)	13	3

Total sales and marketing	$(442)	$(141)
General and administrative:
Pro forma adjustment (19)	$59	$15

Total general and administrative	$59	$15

(14)	Adjustment to reflect the amortization of intangible assets of approximately $4.2 million for the year ended December 31, 2005 and approximately $1.1 million for the three months ended March 31, 2006 related to the acquisition of PDI by Sirenza.

(15)	Adjustment to reflect interest expense associated with the issuance of $6.0 million in promissory notes by Sirenza to the shareholders of PDI. The promissory notes bear 5% simple interest per annum, which is paid monthly, and mature in one year from the date of issue.

(16)	A $526,000 tax adjustment for the year ended December 31, 2005 has been recorded to reflect the estimated tax provision for the combined companies for that period. No tax adjustment was recorded for the three months ended March 31, 2006.

(17)	To conform PDI’s accounting policies to Sirenza’s. PDI records freight costs as sales and marketing expenses while Sirenza records freight costs as cost of sales. The adjustment relates to the reclassification of freight costs from sales and marketing expense to cost of sales.

(18)	To record the related cost of products sold resulting from the change in inventory to its estimated fair value as noted in (2) above.

(19)	To record the incremental depreciation resulting from the fair value adjustment to property, plant and equipment as noted in (4) above.

Note 3: Unusual, Infrequent or Non-recurring Charges

The unaudited pro forma financial information above includes the following material, unusual, infrequent or non-recurring charges related to Sirenza’s fiscal year ended December 31, 2005: the write-off of costs associated with abandoned merger and acquisition activities of $275,000, the write-off of deferred equity financing costs and costs associated with a litigation settlement of $201,000. The unaudited pro forma financial information above includes the following material, unusual, infrequent or non-recurring charges related to Sirenza’s fiscal quarter ended March 31, 2005. Severance costs of $216,000 were incurred by Sirenza in the three months ended March 31, 2006.